What the Transaction Creates: The combination of Quanta and InfraSource will create a leading specialized contracting services company. The resulting company will retain the Quanta Services name and be headquartered in Houston, TX. The stock will remain on the NYSE with the symbol: PWR. The combined company will have a broad national footprint, reaching every U.S. state and Canada, with more than 16,000 skilled, mobile employees, the largest equipment fleet in the industry, innovative technologies and proprietary methodologies to provide infrastructure solutions for the electric power, gas, telecommunications and cable television industries. Based on 2006 results, the combined company would have revenues of over $3.1 billion and adjusted EBITDA* of over $270 million. The transaction is expected to result in significant synergy opportunities and be accretive to Quanta's earnings in 2008, making it financially compelling to Quanta and InfraSource stockholders. The combined company's enhanced size, flexibility and capabilities will allow it to meet all of the evolving infrastructure needs of its customers. The combined company's additional resources and superior product and service portfolio position it to take advantage of the positive industry dynamics, including: The Energy Policy Act of 2005, which is expected to continue to drive increased investment in transmission and distribution infrastructure and mandatory reliability standards Increased outsourcing of infrastructure construction and maintenance by electric power and telecommunications services providers Forecasted double-digit growth rate in spending in the electric power transmission industry over next 5-7 years Telecom and cable companies' focus on increased spending to enhance their networks to meet growing demand for bandwidth resulting from the convergence of services Strategic Rationale: Quanta Services provides specialized contracting services and delivers infrastructure network solutions for the electric power, natural gas, telecommunications and cable television industries. The company provides a comprehensive range of services, including the design, installation, maintenance and repair of virtually every type of network infrastructure. InfraSource Services provides infrastructure engineering and construction services for electric power, gas, telecommunications, and energy-intensive industries in the United States. InfraSource offers experienced project management and supervision and a deep understanding of utility performance requirements. Transaction Terms Under the terms of the merger agreement, approved by both Boards of Directors, InfraSource stockholders will receive 1.223 shares of Quanta stock for each outstanding common share of InfraSource they own at closing. This represents a per share value of $30.13, or a 17.4% premium over the closing price of InfraSource common stock on March 16, 2007. The transaction, which is valued at $1.26 billion based on Quanta's closing stock price on March 16, 2007, is expected to close in the third quarter of 2007, subject to customary regulatory and stockholders approvals.

Electric Service Operations:


Strong Quanta presence
Regions where InfraSource adds significant additional resources

Quanta's footprint will be strengthened, providing a broader platform from which to grow its services.

Combined Company Leadership:

Management

John R. Colson
Chairman & Chief Executive Officer

James H. Haddox
Chief Financial Officer

John R. Wilson
President, Electric Power & Gas Operations

Kenneth W. Trawick
President, Telecommunications Operations

Board of Directors

11 Quanta representatives

3 InfraSource representatives (including David Helwig)

Contact:

Quanta Contacts:
James Haddox or Reba Reid
713-629-7600

Quanta Media:
Jim Barron or Brooke Morganstein
212-687-8080

InfraSource Contact:
John Curran
610-480-8022

InfraSource Investors:
Mahmoud Siddig
212-889-4350

* The calculation of adjusted EBITDA, as used in this document, can be viewed in the "Acquisition Announcement" section of Quanta's website at www.quantaservices.com and the "Investor's" section of the InfraSource website at www.infrasourceinc.com.